Exhibit 99.1

Investor Contact	Media Contact
James Jacobson	Kenneth Julian
717.612.5628	717.730.3683
jjacobson@harsco.com	kjulian@harsco.com

FOR IMMEDIATE RELEASE

HARSCO APPOINTS F. NICHOLAS GRASBERGER

AS CHIEF FINANCIAL OFFICER

CAMP HILL, PA (April 8, 2013) . . . Diversified global industrial company Harsco Corporation (NYSE: HSC) announced today the appointment of F. Nicholas Grasberger as Senior Vice President and Chief Financial Officer effective April 22, 2013.

Mr. Grasberger joins Harsco with an extensive background at both the CFO and operations executive levels, serving most recently as the Managing Director of the multinational Precision Polymers Division of Fenner Plc, one of the world’s leading producers of heavyweight belting for a range of industrial and commercial markets. Prior to joining Fenner, he served as the Chief Financial Officer of Armstrong Holdings, Inc., the parent company of Armstrong World Industries, before serving as CEO of the company’s Building Products division. Previously, Mr. Grasberger served as the Chief Financial Officer for Kennametal, Inc., while earlier in his career, he also served as Corporate Treasurer and director of the corporate planning process at H. J. Heinz Company. He started his career in 1985 with USX Corporation.

“I believe Nick will be a superb addition to our Harsco leadership team,” said President and CEO Patrick Decker. “He brings exceptional credentials as a proven financial leader, a forward-looking business strategist, and a seasoned executive with a strong track record in partnering with executive teams to build sustainable winning enterprises.” Mr. Grasberger will succeed Barry E. Malamud, who has been serving in an interim CFO capacity and will now return to his position as Vice President and Corporate Controller reporting directly to Mr. Grasberger.

“I am excited to join Harsco and be part of its gathering momentum,” said Mr. Grasberger. “I look at this as an exceptional opportunity in my career to help shape a strong future for Harsco and its shareholders at a major stage in the company’s development.”

Mr. Grasberger holds a bachelor’s degree in business from the University of Notre Dame and a master’s degree in business administration from the University of Pittsburgh.

Harsco’s services and products serve major global industries that are fundamental to worldwide economic growth and infrastructure development, including steel and metals production, construction, railways and energy. Harsco’s common stock is a component of the S&P MidCap 400 Index and the Russell 1000 Index. Additional information can be found at www.harsco.com.

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